Exhibit 99.1

Aerosonic Reports First Quarter Results

CLEARWATER, Fla. – June 13, 2011 – Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its Quarterly Report on Form 10-Q for the three-months ended April 29, 2011, with the United States Securities and Exchange Commission.

	Three Months Ended
	(Unaudited)
	April 29, 2011	April 30, 2010

Sales, net	$6,709,000	$6,931,000
Operating (loss) income	$(382,000)	$399,000
Net (loss) income	$(317,000)	$259,000
Basic (loss) income per share	$(0.08)	$0.07
Diluted (loss) income per share	$(0.08)	$0.06

Net sales for the first quarter of fiscal year 2012 decreased $222,000, or 3%, to $6,709,000 when compared to $6,931,000 for the first quarter of fiscal year 2011. During the first quarter of fiscal year 2012, the sales volume decreased from the prior year by approximately $674,000 on reduced demand for mechanical instruments, transmitter products, and sensor products, offset by approximately $445,000 of increased sales volume of repairs, contributing to the net decrease of $222,000.

For the quarter ended April 29, 2011, net loss was approximately ($317,000) or ($0.08) basic and diluted loss per share, versus net income of approximately $259,000, or $0.07 basic and $0.06 diluted earnings per share for the quarter ended April 30, 2010.

Doug Hillman, the Company’s Chief Executive Officer, stated:  “The first quarter was impacted by continued slowness in the business jet and general aviation markets, as well as the cost of investing in several improvements. This includes closing the Charlottesville repair station and moving those capabilities to Clearwater, an action taken to further improve customer support while reducing our operating costs. We expect to complete most of these investments during the first half of the year, setting the stage for improved performance in the second half of our fiscal year”.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.